Exhibit 99.1

SS&C Technologies Welcomes Seasoned Global Business Leader Francesco Vanni d’Archirafi to its Board of Directors

WINDSOR, CT, March 26, 2025 /PRNewswire/ -- SS&C Technologies Holdings, Inc. (Nasdaq: SSNC) today announced the election of Francesco Vanni d’Archirafi as a new independent director to its Board of Directors. Francesco is a seasoned global business leader with a record of strategically growing revenue, earnings, and shareholder value at public and privately-owned financial services companies.

"We are delighted to welcome Francesco,” said Bill Stone, Chairman and Chief Executive Officer. “Francesco has extensive experience running large global enterprises in executive and board capacities. His deep expertise in financial services, M&A and securities services will help SS&C achieve its strategic goals. His global expertise will be invaluable in guiding SS&C‘s ongoing international expansion.”

Francesco is the Chair of the Board of Directors of Euroclear Holding and Euroclear SA/NV. He is also the Chairman of the Board of Directors of Verti S.p.A. and a member of the Board of Directors of Mapfre International S.A. and Mapfre S.A., where he chairs its Audit and Compliance committee. He held multiple leadership roles at Citi, including CEO of Global Transaction Services and CEO of Citi Holdings. Francesco has also served on the boards of Banco Nacional De Mexico SA, the Private Export Funding Corporation and LCH Group Holdings Ltd and was Chairman of Citibank Europe plc and Citi International plc.

Commenting on his appointment, Francesco said: "I am honored to join SS&C’s Board of Directors. SS&C has a strong reputation for innovation, excellence and focus. I am excited to be a part of its continued growth and success."

David Varsano, Board member and Nominating and Governance Committee Chairman, added: "As a member of the SS&C’s Board, I am excited to have Francesco join our ranks. His extensive experience in large global enterprises and commitment to improving the world of finance make him an excellent addition. I am confident he will contribute to our growth."

In addition to his corporate board roles, Francesco also sits on the boards of multiple nonprofits, including United Way Worldwide, Voluntary Solidarity Fund International, The Felix Project, Junior Achievement Worldwide, and on the advisory board of several leading business schools.

About SS&C Technologies

SS&C is a global provider of services and software for the financial services and healthcare industries. Founded in 1986, SS&C is headquartered in Windsor, Connecticut, and has offices around the world. More than 22,000 financial services and healthcare organizations, from the world's largest companies to small and mid-market firms, rely on SS&C for expertise, scale and technology.

SOURCE: SS&C

Additional information about

SS&C (Nasdaq: SSNC) is available at www.ssctech.com.

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For more information

Brian Schell | Chief

Financial Officer, SS&C

Technologies

Tel: +1-816-642-0915| E-mail:

InvestorRelations@sscinc.com

Justine Stone | Investor

Relations, SS&C Technologies

Tel: +1- 212-367-4705 | E-mail:

InvestorRelations@sscinc.com

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